REPORT OF SHAREHOLDER MEETING  Unaudited
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On August 17, 2005, a joint special meeting of shareholders was held at which the eleven Trustees identified below were elected (Proposal No. 1). The meeting was adjourned until September 16, 2005 to allow the Fund to solicit additional votes for the proposals to change, add or eliminate certain fundamental investment policies (Proposal No. 2) as described in the Fund's proxy statement for that meeting. On September 16, 2005, the meeting was reconvened and the proposals regarding changes in, or the addition or elimination of, certain fundamental investment policies were approved (Proposal No. 2). The following is a report of the votes cast:

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PROPOSAL NO.1
NOMINEE                                 FOR        WITHHELD                TOTAL
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TRUSTEES
Matthew P. Fink              29,160,988.580     372,193.384       29,533,181.964
Robert G. Galli              29,139,545.722     393,636.242       29,533,181.964
Phillip A. Griffiths         29,162,578.986     370,602.978       29,533,181.964
Mary F. Miller               29,152,244.072     380,937.892       29,533,181.964
Joel W. Motley               29,157,685.813     375,496.151       29,533,181.964
John V. Murphy               29,151,600.724     381,581.240       29,533,181.964
Kenneth A. Randall           29,132,448.835     400,733.129       29,533,181.964
Russell S. Reynolds, Jr.     29,120,403.347     412,778.617       29,533,181.964
Joseph M. Wikler             29,165,053.882     368,128.082       29,533,181.964
Peter I. Wold                29,143,331.938     389,850.026       29,533,181.964
Clayton K. Yeutter           29,125,891.538     407,290.426       29,533,181.964

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PROPOSAL NO. 2
               FOR        AGAINST      ABSTAIN   BROKER NON-VOTE           TOTAL
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2A: Proposal to change the policy on Borrowing
    20,912,808.168    949,498.548  786,037.572     6,807,319.000  29,455,663.288
2B: Proposal to change the policy on Concentration of Investments
    21,104,207.930    775,037.578  769,098.780     6,807,319.000  29,455,663.288
2C: Proposal to change the policy on Diversification of Investments
    21,237,764.075    676,928.728  733,651.485     6,807,319.000  29,455,663.288
2E: Proposal to eliminate the policy on Investing to Exercise Control
    21,122,123.166    749,167.396  777,053.726     6,807,319.000  29,455,663.288
2F: Proposal to eliminate the policy on Investing in Issuers Whose Shares are
    Owned by the Funds' Trustees and Officers
    20,769,058.976  1,089,626.195  789,659.117     6,807,319.000  29,455,663.288
2G: Proposal to change the policy on Investing in Other Investment Companies
    21,002,358.317    893,105.671  752,880.300     6,807,319.000  29,455,663.288
2H: Proposal to change the policy on Lending
    20,905,465.409    953,032.818  789,846.061     6,807,319.000  29,455,663.288
2I: Proposal to eliminate the policy on Margin and Short Sales (purchasing)
    20,743,672.828  1,128,466.392  776,205.068     6,807,319.000  29,455,663.288
2J: Proposal to eliminate the policy on Pledging, Mortgaging or Hypothecating of
    Assets
    20,765,344.247  1,064,999.701  818,000.340     6,807,319.000  29,455,663.288
2K: Proposal to approve the policy on Real Estate and Commodities
    21,162,125.216    756,617.535  729,601.537     6,807,319.000  29,455,663.288
2L: Proposal to change the policy on Senior Securities
    21,099,651.979    752,983.858  795,708.451     6,807,319.000  29,455,663.288